808 Wilshire Boulevard, 2nd Floor T: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett Appoints
William Kamer as Chief Investment Officer and
Theodore Guth as Chief Financial Officer

SANTA MONICA, California—December 1, 2011—Douglas Emmett, Inc. (NYSE: DEI), a real estate investment trust (REIT), today announced that, effective January 1, 2012, William Kamer, currently its Chief Financial Officer, will become its Chief Investment Officer and Theodore Guth, currently its Executive Vice President and principal accounting officer, will become its Chief Financial Officer.

“Since Ted joined us a year ago, he has assumed increasing responsibility for our accounting and public reporting functions, while Bill has concentrated on our debt restructuring program and other strategic issues,” commented Jordan Kaplan, President and Chief Executive Officer.  “Our board decided that it was appropriate to change their titles to reflect this division of responsibilities.  Going forward, Bill will continue to focus on our debt and acquisition programs as well as our strategic planning process.  Ted will continue to oversee our accounting, SEC reporting and institutional fund groups, and will assume primary responsibility for supervising investor relations.”

Mr. Kamer’s and Mr. Guth’s biographies are available at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in Southern California and Hawaii.  Douglas Emmett’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  Douglas Emmett maintains a website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release are forward-looking statements based on our beliefs about, and assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that may be beyond our control or ability to predict.  Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.